Exhibit 10.21
Trupanion Compensation Policies
Compensation Clawback Policy
Each team member who earns incentive awards, including equity grants, should do so based on an accurate accounting of our performance results and in a way that is consistent with Company policies. Consistent with this objective, the Compensation Committee has established this Clawback Policy, which provides the Compensation Committee and the Company the ability to recover Incentive Compensation that was inappropriately delivered due to an accounting restatement, recalculation of any of the performance measures in the Company’s incentive plan, or team member misconduct. Incentive Compensation is all variable compensation, which includes any bonus compensation, equity-based awards, or other incentive plans.
The Company has adopted this Clawback Policy which gives the Company the discretion to clawback Incentive Compensation awarded to any team member in the event of certain adverse impacts from which the team member unduly benefitted. The Company may in its discretion require any team member who has been unduly awarded Incentive Compensation to forfeit, disgorge, return or adjust such compensation to the Company, and if so required any team member shall forfeit, disgorge, return or adjust such compensation in the manner directed by the Committee, in the following circumstances:

•
As required by Section 304 of the Sarbanes Oxley Act of 2002, which generally provides that, if the Company is required to prepare an accounting restatement due to material noncompliance as a result of misconduct, with financial reporting requirements under the securities laws, then the CEO and CFO must reimburse the Company for any incentive compensation or equity compensation and profits from the sale of the Company’s securities during the 12-month period following initial publication of the financial statements that had been restated;

•
As required by Section 954 of the Dodd-Frank Act, which indirectly provides that, in the event the Company is required to prepare an accounting restatement due to its material noncompliance with financial reporting requirements under the securities laws, the Company may recover from any of its current or former executive officers who received incentive compensation during the three-year period preceding the date on which the Company is required to prepare a restatement based on the erroneous financial reporting, any amount that exceeds what would have been paid to the executive officer after giving effect to the restatement;

•	As required by any other applicable law, regulation or regulatory requirement;

•
If the Company suffers extraordinary financial loss, reputational damage or similar adverse impact as a result of actions taken or decisions made by the team member in circumstances constituting illegal or intentionally wrongful conduct, gross negligence or seriously poor judgment; or

•
If the team member is awarded or is paid out under incentive compensation plans on the basis of significantly incorrect financial calculations, including miscalculations in the intrinsic value model, or information or if events coming to light after the award or payout would have significantly reduced the amount of the award or payout if known at the time of the award or payout.

The clawback may be effectuated through the reduction or forfeiture of awards, the return of paid-out cash or exercised or released shares, adjustments to future incentive compensation opportunities or in such other manner as the Company in its discretion determines to be appropriate. In exercising its discretion under this clawback, the Company shall, to the extent permitted by law or regulation, consider the degree of harm suffered by the Company, the team member’s responsibility for the harm and his or her state of mind relative to the acts or decisions giving rise to the harm, the extent to which the team member was acting in accordance with Company policies, procedures and processes, the extent to which others were responsible for the acts or decisions giving rise to the harm, the position and responsibilities of the team member relative to the magnitude of harm suffered by the Company, the long-term value of the team member to the Company and such other factors as the Company deems to be appropriate.

Any determinations by the Committee are final. The discretion to clawback incentive compensation and to make the determinations in the circumstances described above shall be exercised by Committee in the case of executive officers and by the Committee or the Chief Executive Officer in all other cases. The Committee may amend this policy from time to time in its discretion.